Filed Pursuant to Rule 424(b)(3)

Registration No. 333-297138

PROSPECTUS SUPPLEMENT NO. 2

(To the Prospectus dated July 10, 2026)

SUNPOWER INC.

Up to 8,472,371 Shares of Common Stock

Up to 380,000 Shares of Common Stock Issuable Upon Exercise of a Warrant

Up to 4,424,779 Shares of Common Stock Issuable Upon Conversion of Convertible Notes

This prospectus supplement supplements the prospectus dated July 10, 2026 (as amended or supplemented, the “prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-297138). This prospectus supplement is being filed to update and supplement the information in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2026 (the “Current Report” and such information, the “Supplemental Information”). Accordingly, we have attached the Current Report to this prospectus supplement with respect to the Supplemental Information.

The prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the prospectus or their permitted transferees (the “Selling Securityholders”) of up to 13,277,150 shares of our common stock, par value $0.0001 per share (the “common stock”), consisting of: (i) 6,666,666 shares of common stock (the “Sunder Shares”) previously issued by us pursuant to the Amendment and Agreement, dated as of March 5, 2026 (the “Sunder Amendment”), relating to the Membership Interest Purchase Agreement (the “Sunder Purchase Agreement”), dated September 21, 2025, by and among the Company, Complete Solar, Inc., Sunder Energy LLC (“Sunder”) and Chicken Parm Pizza LLC (“CPP”), in connection with our acquisition of Sunder; (ii) up to 1,805,705 shares of common stock (the “Cobalt Shares”) previously issued pursuant to the Share Purchase Agreement, dated January 30, 2026, by and among the Company, Cobalt Power Systems, Inc. (“Cobalt”) and the selling shareholders (the “Selling Shareholders”) party thereto (the “Cobalt Purchase Agreement” and, together with the Sunder Purchase Agreement, the “Acquisition Agreements”) in connection with our acquisition of Cobalt; (iii) up to 380,000 shares of common stock (the “Ayna Shares”) that are issuable upon the exercise of the warrant to purchase common stock (the “Ayna 2026 Warrant”) originally issued in a private placement to Ayna.AI LLC (“Ayna”); and (iv) up to 4,424,779 shares of common stock (the “Conversion Shares” and, collectively with the Sunder Shares, the Cobalt Shares and the Ayna Shares, the “Offered Securities”) issuable upon conversion of a 10% convertible senior secured note due 2029 in the original principal amount of $5.0 million (the “Secured Note”). The Sunder Shares were issued by us to CPP pursuant to the Sunder Amendment on April 8, 2026. The Cobalt Shares were issued by us to the Selling Shareholders pursuant to the Cobalt Purchase Agreement on February 2, 2026. The Ayna 2026 Warrant was issued by us effective January 1, 2026. The 10% Note was issued by us on May 20, 2026 pursuant to the Note Purchase Agreement, dated May 19, 2026, between the Company and the Selling Securityholder party thereto.

See “Prospectus Summary” for a description of the Acquisition Agreements, the Ambia Acquisition and the Sunder Acquisition and the 7% Notes and “Selling Securityholders” for additional information regarding the Selling Securityholders.

We are not selling any securities under he prospectus and this prospectus supplement and will not receive any of the proceeds from the sale of shares of common stock by the Selling Securityholders.

The Selling Securityholders may sell or otherwise dispose of the shares of common stock described in he prospectus and this prospectus supplement in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Securityholders may sell or otherwise dispose of the shares of common stock being registered pursuant to he prospectus and this prospectus supplement. None of the Selling Securityholders are an “underwriter” with respect to the securities registered hereunder within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The Selling Securityholders will pay all brokerage fees and commissions and similar expenses attributable to the sales of its common stock. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares of common stock offered hereby, including legal and accounting fees. See “Plan of Distribution.”

Shares of our common stock are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “SPWR”. On August 7, 2026, the closing price of our common stock was $0.2675.

This prospectus supplement should be read in conjunction with the prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of the prospectus, and under similar headings in any amendments or supplements to the prospectus and this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus dated August 10, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2026

SunPower Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40117	93-2279786
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1403 N. Research Way, Orem UT	84097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 299-4943

45700 Northport Loop East, Fremont CA 94538

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SPWR	The Nasdaq Global Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	SPWRW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

On August 4, 2026, SunPower Inc. (the “Company”) entered into a simple agreement for future equity (the “SAFE”) with an institutional investor in connection with its investment of $3,500,000 (the “Purchase Amount”) in the Company. The SAFE is convertible into equity securities of the Company in an amount equal to the Purchase Amount divided by the applicable price per share, unit or other increment of the securities issued by the Company in its next equity financing transaction, and without any discount.

Item 3.02. Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K relating to the issuance of the SAFE is incorporated by reference herein in its entirety. The offer and sale of the SAFE was made in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunPower Inc.
Dated: August 10, 2026
	By:	/s/ Thurman J. Rodgers
Thurman J. Rodgers
Chief Executive Officer

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